Exhibit 10.1

CANADIAN CANNABIS CORP
100 RUTHERFORD ROAD SOUTH

BRAMPTON, ON L6W 2J2

March 2, 2015

8455562 Canada Inc. (d/b/a Hemisphere Pharmaceutical)

67 Sinclair Blvd
Brantford, ON
N3S 7X6

Attention: Mr. Jay Wilgar, President

Dear Sirs:

Re: Lefter of Intent for the Acquisition by Canadian Cannabis Corp. of 60% of the issued and outstanding equity shares of 8455562 Canada Inc. (d/b/a Hemisphere Pharmaceutical) in exchange for Common Stock of Canadian Cannabis Corp and CAD $500,000 upon receipt of permit to Harvest from Health Canada

This non-binding letter of intent ("LOT' or "Letter"), is to generally record terms and conditions of the proposed agreement whereby Canadian Cannabis Corp., a Delaware corporation ("CCC") will acquire sixty percent (60%) of the issued and outstanding shares of 8455562 Canada Inc. (d/b/a Hemisphere Pharmaceutical), a limited company incorporated under the federal laws of Canada ("HPI") in exchange for shares of the common stock of CCC and other consideration described herein. This Letter represents only our good-faith intention to negotiate and enter into a definitive agreement in a form acceptable to CCC and HPI.

This Letter is not, and is not intended to be, a binding agreement between us (except as otherwise set out below in Section 11), and neither of us shall have any liability to the other if we fail to execute the Definitive Agreement (as defined below in Section 11) for any reason.

Statements below as to what we, or you, will do, or agree to do, or the like, are so expressed for convenience only, and are understood in all instances (except for the items identified below in Section 11) to be subject to our mutual continued willingness to proceed with the Transaction.

The following paragraphs reflect our understanding of the Transaction (as defined below) but do not constitute a complete statement of, or legally binding or enforceable agreement or commitment, with respect to the matters described therein:

1. Structure: The parties intend to enter into a share exchange or other similar business combination in which:

i.	Prior to, and as a condition of closing, HPI will take the necessary and appropriate steps to exercise or cancel all restricted stock, convertible securities, options or other instruments or securities from which to acquire stock of HPI.

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ii.	CCC will issue One Million Two Hundred Thousand (1,200,000) shares of its common stock in exchange for sixty percent (60%) of the issued and outstanding shares held by the shareholders of HPI (the "Transaction"). Upon the completion of the Transaction, the current shareholders of HPI will hold, directly or indirectly, 1,200,000 shares of the common stock of CCC.

iii.	The parties will jointly agree on what is required in order to complete the facility at 67 Sinclair Blvd in Brantford ON to the standard wherein the facility will pass inspection for harvest by Health Canada. The estimated cost of construction and fixtures is CAD $1,250,000 and CCC will pay such funds to HPI for such construction and fixture costs and expenses in exchange for common shares in HPI. If there are any funds remaining of the $1,250,000 that is not used for construction and fixtures, it will be used for HPI's future working capital purposes as directed by CCC.

iv.	CCC shall concurrently undertake to pay the current liabilities of HPI in full in the approximate amount of Three Hundred and Sixty-five Thousand and No. Dollars (CAD $365,000) from proceeds of the company fmancing in exchange for common shares in HPI.

v.	CCC shall pay CAD $500,000 to the current shareholders (as at the date of Closing) of HPI immediately upon HPI's receipt of the permit to harvest from Health Canada.

vi.	CCC shall provide the current shareholders (as at the date of Closing) of HPI 500,000 common share purchase warrants. Each common share purchase warrant will entitle the holder thereof to purchase one common share in the capital of CCC at a price of $2.00 at any time before 5:00 p.m. (Toronto time) on that date that is 12 months following the closing of the Transaction.

Upon completion of the Transaction, and in consideration of the above, CCC will hold sixty percent (60%) of all of the issued and outstanding shares of HPI and HPI shall be the majority-owned subsidiary of CCC.

2.	Due Diligence: The parties will work promptly to carry out all required due diligence in respect of the proposed Transaction including without limitation, the completion of standard business, legal and other inquiries and a review of applicable laws and regulations. The parties will afford each other, its employees, auditors, legal counsel, and other authorized representatives all reasonable opportunity and access during normal business hours to inspect and investigate the business and financial affairs of the other party.

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3.	Definitive Agreement. We mutually agree to proceed reasonably and in good faith toward negotiation and execution of definitive documentation which shall contain the terms and conditions set out in the LOI and such other terms, conditions, indemnities, representations, warranties, covenants as are customary for transactions of this nature (the "Definitive Agreement"), the first draft of which will be provided by CCC for HPI's review as soon as practicable after the entering into this LOI. The parties shall cooperate in structuring the Transaction in the most effective manner having regard to applicable tax, corporate, and securities laws.

4.	Regulatory Approvals and Contractual Consents: Each of the parties will use its commercially reasonable best efforts to obtain:

i.	the necessary board approvals and shareholder approvals for the Transaction prior to the execution of the Definitive Agreement; and

ii.	all necessary regulatory approvals (including approvals from any licensing authorities) and third party consents and the necessary shareholder approvals prior to the closing of the Transaction and to cooperate in providing any submissions necessary to effect the Transaction.

5.	Other Conditions. The Definitive Agreement shall include, but will not be limited to, the following:

i.	the parties having completed a due diligence investigation the results of which are satisfactory to the parties in their sole discretion;

ii.	at the time of the Transaction, HPI will have no liabilities, contingent or otherwise, unless such liabilities have been specifically agreed to by CCC in writing;

iii.	HPI will not be debarred or lose its status with any third-party or government agency, including Health Canada as a result of the Transaction;

iv.	HPI will have received all regulatory approvals required to complete the Transaction, where necessary;

v.	the parties agreement to cooperate to prepare for filing the necessary current reports with the Securities and Exchange Commission with respect to the Transaction, including a Form 8-K, within the regulatory required time limits following the closing of the Transaction;

vi.	the representations and warranties of contained herein shall be true and correct in all material respects as of the closing of the Transaction; and

vii.	no material adverse change shall have occurred in the business, assets, liabilities, results, financial condition, affairs or prospects of HPI from the date hereof to the closing of the Transaction.

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viii.	CCC completing a financing to fund its obligations described in sections 1(iii ), 1(iv) and 1(v) of this LOI.

ix.	the parties will agree on a satisfactory shareholders agreement.

6.	Resignation or Appointment of Officers and Directors: At the closing of the Transaction, the current HPI officers and directors will remain, with two of five seats on the Board of Directors of HPI while CCC shall have three of five seats on the Board of Directors of HPI. HPI may propose a candidate for consideration to the Board of Directors of CCC.

7.	Confidentiality: Each party agrees that, subject to compliance with applicable laws, it will keep confidential, and not use for any purpose other than to evaluate the Transaction, this proposal, the contents of this non-binding Letter of Intent and any of the proprietary business, technical or other information obtained by it during its due diligence inquiries and any related negotiations. Confidential information shall not be deemed to include information which either party can demonstrate: (i) is generally available to or known by the public other than as a result of improper disclosure; (ii) is obtained from a source other than the other party or any of its representatives, provided that such source was not bound by a duty of confidentiality; (iii) is developed independently by a party without reference to the confidential information of the other party. Each party's obligations in this respect shall survive the closing of the Transaction or any termination of the proposed Transaction between the parties or the termination of this LOI, unless mutually agreed to otherwise.

8.	Disclosure: No public announcement concerning the Transaction contemplated herein or the status of the discussions between the parties hereto shall be made by either party unless and until the same has been approved by both parties hereto, unless such disclosure is required by any government laws, rules or regulations, by any government regulatory authorities or any stock exchange having jurisdiction over either party provided prior written notice is provided to the other party respecting such disclosure or public announcement and such party has been provided reasonable opportunity to review and comment on the proposed disclosure.

9.	Costs: CCC will be solely responsible for and bear respective expenses, including, without limitation, expenses of legal counsel, accountants, and other advisors, incurred at any time in connection with pursuing or consummating the Transaction. Each party's obligations in this respect shall survive the closing of the Transaction or any termination of the proposed Transaction between the parties. It is expressly understood that both parties' counsel will be together, responsible for preparing the documents required to complete the Transaction including the filing statement required to be filed with the Exchange in connection with the Transaction.

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10.	Exclusivity: The parties hereby agree that until the Termination Date (as defined below), and the date the parties enter into the Definitive Agreement, that neither party, their respective directors, officers, agents and representatives will not, directly or indirectly:

i.	solicit, initiate or encourage the initiation of any expression of interest, inquiries or proposals regarding, constituting or that may reasonably be expected to lead to any merger, amalgamation, take-over bid, tender offer, arrangement, recapitalization, liquidations, dissolution, share exchange, sale of material assets involving the parties or a proposal or offer to do so (the "Acquisition Proposal") (including without limitation, any grant of an option or other right to take any such action);

ii.	participate in any discussions or negotiations regarding an Acquisition Proposal;

iii.	accept or enter into, or propose publicly to accept or enter into, any agreement, letter of intent, memorandum of understanding or any arrangement in respect of an Acquisition Proposal; and

iv.	otherwise cooperate in any way, assist or participate in, facilitate or encourage any effort or attempt by any person to do any of the foregoing.

11.	Binding Effect: The consummation of the Transaction is subject to the entry of the Definitive Agreement and, except for this Section 11 and Section 7 (Confidentiality), Section 8 (Disclosure), Section 9 (Costs), Section 10 (Exclusivity), Section 12 (Termination) and Section 13 (Governing Laws) that are intended to create binding obligations, it is understood that no legal obligation or liability will be created by this letter of intent as against the parties. The Definitive Agreement is subject to the board approval of each of the parties.

12.	Termination: If the Definitive Agreement is not negotiated and executed by both parties on or before March 31, 2015 or such other date as agreed to by the parties (the "Termination Date"), or if either party notifies the other party of its intention to not proceed with the Transaction, the terms of this LOI will be of no further force or effect except for Section 7 (Confidentiality), Section 9 (Costs) and Section 13 (Governing Laws).

13.	Governing Laws: This Letter of Intent will be governed by and be construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein. The parties agree that any dispute arising out of or relating to this LOI shall be subject to the exclusive jurisdiction of the courts in and for the Province of Ontario and each party agrees to submit to the personal and exclusive jurisdiction and venue of such courts. Governing law and jurisdiction regarding the Definitive Agreement shall be negotiated between and agreed to by the parties and set out in the Definitive Agreement.

[REST OF THE PAGE LEFT BLANK.]

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If the terms outlined above are acceptable to you please sign and date this Letter in the space provided below and return a signed copy to the undersigned.

Very truly yours,

CANADIAN CANNABIS CORP.

By	/s/ Benjamin Ward
Benjamin Ward, President & CEO

ACKNOWLEDGED AND AGREED to on
02/03/15 :

HEMISPHERE PHARMACEUTICAL INC.

By	/s/ Jay Wilgar
Jay Wilgar, President and CEO

ACKNOWLEDGED AND AGREED to on
02/03/15 :

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